Exhibit II.2

REPORT OF THE AUDIT COMMITTEE

In compliance with Section 359(6) of the Companies and Allied Matters Act, we have -

(a)	reviewed the scope and planning of the audit requirements;

(b)	reviewed the external Auditors’ Memorandum of Recommendations on Accounting Policies and Internal Controls together with Management Responses; and

(c)	ascertained that the accounting and reporting policies of the Company for the year ended 30 June 2016 are in accordance with legal requirements and agreed ethical practices.

In our opinion, the scope and planning of the audit for the year ended 30 June 2016 were adequate and the Management Responses to the Auditors findings were satisfactory.

Mr. G.O. Ibhade
Chairman, Audit Committee 16 September 2016

Members of the Audit Committee

Mr. G. O. Ibhade	-	Shareholder/Chairman
Mr. C.O. Ajaegbu	-	Shareholder (resigned with effect from 27 November 2015)
Mr. M.O. Igbrude	-	Shareholder
Mr. P.J. Jenkins	-	Director
Mrs. Z. Abdurrahman	-	Director
Amb. S.T. Dogonyaro	-	Director

STATEMENT OF DIRECTORS’ RESPONSIBILITIES

for the year ended 30 June 2016

The Companies and Allied Matters Act requires the directors to prepare financial statements for each financial year that give a true and fair view of the state of financial affairs of the Company at the end of the year and of its profit or loss.

The responsibilities include ensuring that the Company:

a)	keeps proper accounting records that disclose, with reasonable accuracy, the financial position of the Company and comply with the requirements of the Companies and Allied Matters Act;

b)	establishes adequate internal controls to safeguard its assets and to prevent and detect fraud and other regularities; and

c)	prepares its financial statements using suitable accounting policies supported by reasonable and prudent judgements and estimates, and are consistently applied.”

The directors accept responsibility for the annual financial statements, which have been prepared using appropriate accounting policies supported by reasonable and prudent judgements and estimates, in conformity with International Financial Reporting Standards (IFRS) and both the requirements of the Financial Reporting Council of Nigeria Act and the Companies and Allied Matters Act.

The directors are of the opinion that the financial statements give a true and fair view of the state of the financial affairs of the Company and of its profit or loss. The directors further accept responsibility for the maintenance of accounting records that may be relied upon in the preparation of financial statements, as well as adequate systems of internal financial control.

Nothing has come to the attention of the directors to indicate that the Company will not remain a going concern for at least twelve months from the date of this statement.

Signed on behalf of the Board of Directors by:

Babatunde A. Savage	Bismarck Rewane
FRC/2013/ICAN/00000003514	FRC/2014/CIBN/00000006624
19 September 2016	19 September 2016

REPORT OF THE INDEPENDENT AUDITOR

TO THE MEMBERS OF GUINNESS NIGERIA PLC

Report on the Financial Statements

We have audited the accompanying financial statements of Guinness Nigeria Plc (“the Company”). These financial statements comprise the statement of financial position as at 30 June 2016 and the income statement and statements of other comprehensive income, changes in equity and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes.

Directors’ responsibility for the financial statements

The directors are responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards and with the requirements of the Companies and Allied Matters Act and for such internal control, as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on the financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform our audit to obtain reasonable assurance that the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion the accompanying financial statements give a true and fair view of the state of the Company’s financial affairs at 30 June 2016 and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards and the requirements of the Companies and Allied Matters Act and the Financial Reporting Council of Nigeria Act.

Report on other legal requirements

The Companies and Allied Matters Act requires that in carrying out our audit we consider and report to you on the following matters. We confirm that:

i)	we have obtained all the information and explanations which to the best of our knowledge and belief were necessary for the purposes of our audit;

ii)	the Company has kept proper books of account, so far as appears from our examination of those books and returns adequate for our audit have been received from branches not visited by us;

iii)	the Company’s statements of financial position and comprehensive income are in agreement with the books of account.

For: PricewaterhouseCoopers

Chartered Accountants

Lagos, Nigeria

Engagement Partner:

Osere Alakhume

FRC/2013/ICAN/00000000647

20 September 2016

STATEMENT OF FINANCIAL POSITION

as at 30 June 2016

	Notes	2016 N’000	2015 N’000
ASSETS
Non-current assets
Property, plant and equipment	15(a)	87,232,984	87,754,074
Intangible assets	16(a)	1,708,807	942,887
Prepayments	18(a)	180,818	13,283
Other receivables	17	—	24,876

Total non-current assets		89,122,609	88,735,120

Current assets
Inventories	19	13,021,248	10,750,598
Trade and other receivables	20	26,509,663	15,503,824
Prepayments	18(b)	2,494,400	1,452,467
Cash and cash equivalents	21	5,844,524	5,804,623

Total current assets		47,869,835	33,511,512

Total assets		136,992,444	122,246,632

EQUITY
Share capital	22(b)	752,944	752,944
Share premium	22(c)	8,961,346	8,961,346
Share based payment reserve	22(d)	—	18,582
Retained earnings		31,946,315	38,608,504

Total equity		41,660,605	48,341,376

LIABILITIES
Non-current liabilities
Loans and borrowings	24(a)	14,034,546	12,250,754
Employee benefits	25	1,246,856	2,212,922
Deferred tax liabilities	27	12,940,815	13,341,236

Total non-current liabilities		28,222,217	27,804,912

Current liabilities
Bank overdrafts	21	2,938,068	1,471,762
Current tax liabilities	13(e)	585,724	2,275,704
Dividend payable	23(b)	3,860,475	3,903,005
Loans and borrowings	24(a)	22,195,374	6,967,560
Trade and other payables	28	37,529,981	31,482,313

Total current liabilities		67,109,622	46,100,344

Total liabilities		95,331,839	73,905,256

Total equity and liabilities		136,992,444	122,246,632

Approved by the Board of Directors on 19 September 2016 and signed on its behalf by:

Babatunde A. Savage (Chairman)	Bismarck Rewane
FRC/2013/ICAN/00000003514	FRC/2014/CIBN/00000006624

Ronald Plumridge (Finance & Strategy Director)
FRC/2015/IODN/000000012370

The notes on pages 62 to 101 are integral parts of these financial statements.

INCOME STATEMENT

for the year ended 30 June 2016

	Notes	2016 N’000	2015 N’000

Revenue	8	101,973,030	118,495,882
Cost of sales		(60,162,617)	(63,551,962)

Gross profit		41,810,413	54,943,920

Other income	9(a)	500,517	722,587
Marketing and distribution expenses	9(b)	(24,886,620)	(27,113,449
Administrative expenses	11(d)	(13,008,687)	(12,885,679)

Operating profit		4,415,623	15,667,379

Finance income	10(a)	1,185,141	705,443
Finance costs	10(b)	(7,948,005)	(5,577,720)

Net finance costs		(6,762,864)	(4,872,277)

(Loss) / profit before taxation	11	(2,347,241)	10,795,102
Tax credit / (expense)	13(a)	331,355	(3,000,203)

(Loss) / profit for the year		(2,015,886)	7,794,899

Earnings per share
Basic and diluted (loss) / earnings per share (kobo)	14(a)	(134)	518

The notes on pages 62 to 101 are integral parts of these financial statements.

STATEMENT OF OTHER COMPREHENSIVE INCOME

for the year ended 30 June 2016

	Notes	2016 N’000	2015 N’000

(Loss) / profit for the year		(2,015,886)	7,794,899

Other comprehensive income
Items that will never be reclassified to the income statement
Defined benefit plan actuarial gain (IAS 19)	25(a)	246,484	45,879
Tax on other comprehensive income	27(b)	(73,945)	(13,764)

Other comprehensive income for the year, net of tax		172,539	32,115

Total comprehensive (loss) / income for the year		(1,843,347)	7,827,014

The notes on pages 62 to 101 are integral parts of these financial statements.

STATEMENT OF CHANGES IN EQUITY

for the year ended 30 June 2016

	Notes	Share capital N’000	Share premium N’000	Share based payment reserve N’000	Retained earnings N’000	Total equity N’000

Balance at 1 July 2014		752,944	8,961,346	18,582	35,328,845	45,061,717

Total comprehensive income
Profit for the year		—	—	—	7,794,899	7,794,899
Other comprehensive income		—	—	—	32,115	32,115

Total comprehensive income for the year		—	—	—	7,827,014	7,827,014

Transaction with owners, recorded directly in equity
Dividends to equity holders		—	—	—	(4,818,842)	(4,818,842)
Unclaimed dividends written back		—	—	—	271,487	271,487
Share based payment charge		—	—	57,064	—	57,064
Share based payment recharge		—	—	(57,064)	—	(57,064)

Total transactions with owners		—	—	—	(4,547,355)	(4,547,355)

Balance at 30 June 2015		752,944	8,961,346	18,582	38,608,504	48,341,376

Balance at 1 July 2015		752,944	8,961,346	18,582	38,608,504	48,341,376

Total comprehensive income

Loss for the year		—	—	—	(2,015,886)	(2,015,886)
Other comprehensive income		—	—	—	172,539	172,539

Total comprehensive income for the year		—	—	—	(1,843,347)	(1,843,347)

Transaction with owners, recorded directly in equity

Dividends to equity holders	23(b)	—	—	—	(4,818,842)	(4,818,842)
Shared based payment reserve write-back		—	—	(18,582)	—	(18,582)
Share based payment charge	26(c)	—	—	114,311	—	114,311
Share based payment recharge	26(c)	—	—	(114,311)	—	(114,311)

Total transactions with owners		—	—	(18,582)	(4,818,842)	(4,837,424)

Balance at 30 June 2016		752,944	8,961,346	—	31,946,315	41,660,605

STATEMENT OF CASH FLOWS

for the year ended 30 June 2016

	Notes	2016 N’000	2015 N’000
Cash flows from operating activities
(Loss) / profit for the year		(2,015,886)	7,794,899
Adjustments for:
Depreciation	15(a)	8,651,575	11,215,213
Amortisation of intangible assets	16(a)	271,946	117,743
Share based payment credit/(charge)	26(c)	96,987	(33,607)
Share based payment reserve write-back		(18,582)	—
Finance income	10(a)	(1,185,141)	(705,443)
Finance costs	10(b)	7,948,005	5,577,720
Impairment of inventories	19	919,165	1,099,852
Write-off of property, plant and equipment	15(i)	165,493	162,974
(Gain)/loss on disposal of property, plant and equipment	15(i)	(38,845)	136,642
Long service awards (credit)/charge	25(b)	(329,047)	151,884
Curtailment loss on gratuity	25(b)	297,854	—
Income tax expense	13(a)	(331,355)	3,000,203

		14,432,169	28,518,080

Changes in:
Inventories		(3,189,815)	1,618,798
Trade and other receivables	20(b)	(10,860,144)	3,718,965
Prepayments		(1,209,468)	567,344
Trade and other payables	28(b)	6,536,128	5,263,588

Cash generated from operating activities		5,708,870	39,686,775

Income tax paid	13(e)	(1,807,544)	(1,520,648)
Gratuity paid	25(a)	(849,454)	(1,052,319)
Value added tax paid	28(b)	(4,245,271)	(4,374,215)
Long service awards paid	25(b)	(126,698)	(200,608)

Net cash (used in) / generated from operating activities		(1,320,097)	32,538,985

Cash flows from investing activities
Finance income received	10(a)	924,564	700,822
Proceeds from disposal of property, plant and equipment	15(i)	84,704	73,269
Acquisition of intangible assets	16(a)	(1,037,866)	(35,676)
Acquisition of property, plant and equipment	15(h)	(8,503,641)	(9,192,991)

Net cash used in investing activities		(8,532,239)	(8,454,576)

Cash flows from financing activities
Proceeds from loans and borrowings	24(c)	24,378,091	1,273,052
Repayment of loans and borrowings	24(c)	(4,458,209)	(9,593,078)
Repayment of finance lease liabilities	24(c)	(4,961,940)	(3,096,902)
Finance costs paid	10(b)	(4,288,063)	(5,190,152)
Dividends paid	23(b)	(2,243,948)	(4,754,825)

Net cash generated from / (used in) financing activities		8,425,931	(21,361,905)

Net (decrease) / increase in cash and cash equivalents		(1,426,405)	2,722,504
Cash and cash equivalents at 1 July		4,332,861	1,610,357

Cash and cash equivalents at 30 June	21	2,906,456	4,332,861

The notes on pages 62 to 101 are integral parts of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS

for the year ended 30 June 2016

Note		Page

1	Reporting entity	63

2	Basis of preparation	63

3	Functional and presentation currency	63

4	Use of estimates and judgements	63

5	Basis of measurement	64

6	Changes in accounting policies	64

7	Significant accounting policies	64

8	Revenue	74

9	Other income and marketing and distribution expenses	74

10	Finance income and finance costs	74

11	Profit before taxation	75

12	Personnel expenses	76

13	Taxation	77

14	Earnings and declared dividend per share	78

15	Property, plant and equipment	79

16	Intangible assets	81

17	Other receivables	82

18	Prepayments	82

19	Inventories	82

20	Trade and other receivables	83

21	Cash and cash equivalents	83

22	Share capital and reserves	83

23	Dividends	84

24	Loans and borrowings	85

25	Employee benefits	86

26	Share based payments	89

27	Deferred tax liabilities	91

28	Trade and other payables	91

29	Financial risk management and financial instruments	92

30	Operating leases	98

31	Contingencies	98

32	Related parties	99

33	Events after the reporting date	101

34	Comparatives	101

NOTES TO THE FINANCIAL STATEMENTS

1.	Reporting entity

Guinness Nigeria Plc, a public Company quoted on the Nigerian Stock Exchange was incorporated on 29 April 1950, as a trading company importing Guinness Stout from Dublin. The Company has since transformed itself into a manufacturing operation and its principal activities continue to be brewing, packaging, marketing and selling of Guinness Foreign Extra Stout, Guinness Extra Smooth, Guinness African Special, Malta Guinness, Malta Guinness Low Sugar, Harp Lager, Smirnoff Ice, Smirnoff Ice - Double Black, Satzenbrau Lager, Dubic Lager, Dubic Dark Ale, Snapp, Orijin, Orijin Bitters, Orijin Zero non-alcoholic and Top Malt.

Starting in the year under review, the Company commenced the marketing and distribution of International Premium Spirits (IPS) & Mainstream Spirits (MSS) Brands by acquiring the distribution rights from two related entities; Diageo Brands Nigeria Limited and United Spirits Limited respectively.

The address of the Company’s registered office is at 24 Oba Akran Avenue, Ikeja, Lagos.

2.	Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). These financial statements were authorised for issue by the Board of Directors on 19 September 2016.

3.	Functional and presentation currency

These statements are presented in Naira, which is the Company’s functional currency. All financial information presented in Naira (N) has been rounded to the nearest thousand unless otherwise stated.

4.	Use of estimates and judgements

The preparation of the financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognised prospectively.

Information about assumptions and estimation uncertainties and critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the financial statements are described in the following notes:

(a) Assumptions and estimation uncertainties

Note 15	–	property, plant and equipment: depreciation of assets
Note 25	–	measurement of defined benefit obligations: key actuarial assumptions
Note 26	–	share-based payment
Note 31	–	recognition and measurement of provisions and contingencies: key assumptions about the likelihood and magnitude of an outflow of resources

(b) Judgements

Significant judgements were made in application of accounting policies that could have significant effects on the amounts recognised in the financial statements.

Note 29a	–	recognition and measurement of impairment and provisions on trade and other receivables

Measurement of fair values

Some of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

NOTES TO THE FINANCIAL STATEMENTS

When measuring the fair value of an asset or a liability, the Company uses observable market data as far as possible. Fair values are categorised into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1	–	quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2	–	inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. as derived from prices).
Level 3	–	inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the inputs used to measure the fair value of an asset or a liability might be categorised in different levels of the fair value hierarchy, then the fair value measurement is categorised in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Company recognises transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

Note 26	–	Share based payments
Note 29	–	Financial risk management and financial instruments

5.	Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following items which have been measured on an alternative basis on each reporting date.

Items	Measurement basis
Non-derivative financial instruments	Initially measured at fair values and subsequently measured at amortised cost.

Employee benefits	Present value of defined benefit obligation.

Share-based payment transactions	Event day fair value of the equity instrument issued.

6.	Changes in accounting policies

Except for the changes below, the Company has consistently applied the significant accounting policies as set out in Note 33 to all periods presented in these financial statements.

The Company has adopted the following new standards (where applicable) with a date of initial application for periods starting on or after 1 January 2015:

(i) Defined Benefit Plans: Employee Contributions - Amendments to IAS 19

(ii) Annual Improvements to IFRSs 2010–2012 Cycle – IFRS 2, IFRS 3, IFRS 8, IFRS 13, IAS 16, IAS 24

(iii) Annual Improvements to IFRSs 2011–2013 Cycle – IFRS 3, IFRS 13, IAS 40

These changes to the standards do not have material effect on the financial statements.

7.	Significant Accounting Policies

Except for the changes explained in Note 6, the Company has consistently applied the following accounting policies to all periods presented in these financial statements.

(a)	Foreign currency transactions

Transactions denominated in foreign currencies are translated and recorded in Naira at the actual exchange rates as of the date of the transaction.

NOTES TO THE FINANCIAL STATEMENTS

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated to the functional currency at the exchange rate when the fair value was measured. Foreign currency differences are generally recognised in income statement. Non-monetary items that are measured based on historical cost in a foreign currency are not translated.

(b)	Financial instruments

i. Non-derivative financial assets

The Company initially recognises loans and receivables on the date that they are originated. All other financial assets are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognised as a separate asset or liability.

The Company has the following non-derivative financial assets:

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand; cash balances with banks and call deposits with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of the statement of cash flows.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables comprise trade and other receivables. Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

Loans and receivables with short-term maturities and no stated rates of interest are measured at original invoice amounts where the effect of discounting is not significant.

ii. Non-derivative financial liabilities

All financial liabilities are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument. The Company derecognises a financial liability when its contractual obligations are discharged or cancelled or expire.

The Company has the following non-derivative financial liabilities: loans and borrowings, bank overdrafts, trade and other payables. Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortised cost using the effective interest method.

iii. Share capital

The Company has one class of shares, ordinary shares. Ordinary shares are classified as equity. When new shares are issued, they are recorded in share capital at their par value. The excess of the issue price over the par value is recorded in the share premium reserve.

Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.

NOTES TO THE FINANCIAL STATEMENTS

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

(c)	Property, plant and equipment

i. Recognition, measurement and derecognition

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset. Property, plant and equipment under construction are disclosed as capital work-in-progress. The cost of self-constructed asset includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use including, where applicable, the costs of dismantling and removing the items and restoring the site on which they are located and borrowing costs on qualifying assets.

Purchased software that is integral to the functionality of the related equipment is capitalised as part of the equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment. The carrying amount of an item of property, plant and equipment shall be derecognised on disposal or when no future economic benefits are expected from its use.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognised in income statement.

ii. Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company and its cost can be measured reliably.

The carrying amount of the replaced part is derecognised. The costs of the day-to-day servicing of property, plant and equipment are recognised in income statement as incurred.

iii. Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of an asset less its residual value. Depreciation is recognised in income statement on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment which reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term in which case the assets are depreciated over the useful life.

The estimated useful lives for the current and comparative years are as follows:

Leasehold land	–	lease period
Buildings	–	60 years
Plant and machinery	–	2 to 40 years
Furniture and equipment	–	3 to 5 years
Motor vehicles	–	4 years
Returnable packaging materials	–	5 to 10 years
Chillers	–	5 years

NOTES TO THE FINANCIAL STATEMENTS

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate. During the year, the estimated useful lives of some property, plant and equipment were re-assessed from a range of 2-37 years to a range of 2-40 years for plant and equipment while building was extended from 50 years to 60 years. The impact of these change in estimate on current and future periods is disclosed in notes 15(j)

Capital work-in-progress is not depreciated. The attributable cost of each asset is transferred to the relevant asset category immediately the asset is available for use and depreciated accordingly.

(d)	Intangible Assets

Software, concession right and distribution right

Intangible assets that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortisation and accumulated impairment losses. The Company’s intangible assets with finite useful life comprises computer software, concession right and distribution right. Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific intangible asset to which it relates.

Amortisation is calculated over the cost of the asset, or other amount substituted for cost less its residual value. Amortisation is recognised in the income statement on a straight-line basis over the estimated useful lives of intangible assets. The estimated useful life for the current and preceding period is as follows:

Computer software- SAP	-	11 years
Computer software-others	-	5 years
Concession right	-	10 years
Distribution right	-	5 years

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

An intangible asset is derecognised where it is certain that there would be no future flow of economic benefit to the Company as a result of holding such asset.

(e)	Leases

Determining whether an arrangement contains a lease

At inception of an arrangement, the Company determines whether the arrangement is or contains a lease.

At inception or on re-assessment of an arrangement that contains a lease, the Company separates payments and other consideration required by the arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Company concludes for a finance lease that it is impracticable to separate the payments reliably, then an asset and a liability are recognised at an amount equal to the fair value of the underlying asset; subsequently, the liability is reduced as payments are made and an imputed finance cost on the liability is recognised using the Company’s incremental borrowing rate.

Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments.

Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are operating leases and the leased assets are not recognised in the Company’s statement of financial position.

NOTES TO THE FINANCIAL STATEMENTS

Lease payments

Payments made under operating leases are recognised in income statement on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

(f)	Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. The basis of costing is as follows:

Raw materials, non-returnable packaging materials and consumable spare parts	–	purchase cost on a weighted average basis including transportation and applicable clearing charges.

Finished products and products-in-process	–	average cost of direct materials and labour plus the appropriate amount attributable to production overheads based on normal production capacity.

Inventory-in-transit	–	purchase cost incurred to date.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs to completion and selling expenses. Inventory values are adjusted for obsolete, slow-moving or defective items.

(g)	Impairment

i. Non-derivative financial assets

A financial asset not measured at fair value through the income statement, including an equity accounted investee, is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be reliably estimated.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

The Company considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

In assessing collective impairment, the Company uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

NOTES TO THE FINANCIAL STATEMENTS

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in income statement and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through income statement.

ii. Non-financial assets

The carrying amount of the Company’s non-financial assets, other than inventories are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

For intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit or CGU”).

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognised if the carrying amount of an asset or CGU exceeds its recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised.

(h)	Employee benefits

i. Defined contribution plan

A defined contribution plan is a post-employment benefit plan (pension fund) under which the Company pays fixed contributions into a separate entity. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

In line with the provisions of the Pension Reform Act 2014, the Company has instituted a defined contribution pension scheme for its management and non-management employees. Employee contributions to the scheme are funded through payroll deductions while the Company’s contribution is charged to the income statement. The Company contributes 10% and 12% for management and non-management employees respectively while employees contribute 8% (2015: 8%) of their insurable earnings (basic, housing and transport allowance).

NOTES TO THE FINANCIAL STATEMENTS

ii. Gratuity

•	Defined benefit gratuity scheme

Lump sum benefits payable upon retirement or resignation of employment are fully accrued over the service lives of management and non-management staff under the scheme. Employees under the defined benefit scheme are those who had served a minimum of 5 years on or before 31 December 2008 when the scheme was terminated. Independent actuarial valuations are performed periodically on a projected unit credit basis. Remeasurement gains/losses arising from valuations are charged in full to other comprehensive income. The Company ensures that adequate arrangements are in place to meet its obligations under the scheme.

•	Defined contribution gratuity scheme

The Company has a defined contribution gratuity scheme for management and non-management staff. Under this scheme, a specified amount is contributed by the Company to third party fund managers and recognised as an employee benefit expense to income statement over the service life of the employees.

iii. Other long-term employee benefits

The Company’s other long-term employee benefits represents Long Service Awards payable upon completion of certain years in service and accrued over the service lives of the employees. Independent actuarial valuations are performed periodically on a projected unit credit basis. Actuarial gains/losses and curtailment gains or losses arising from valuations are charged in full to income statement.

iv. Termination benefits

Termination benefits are expensed at the earlier of when the Company can no longer withdraw the offer of those benefits and when the Company recognises costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the end of the reporting period, then they are discounted.

v. Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under short-term cash bonus if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

vi. Share-based payment transactions

The fair value of equity settled share options and share grants is initially measured at grant date based on the binomial or Monte Carlo models and is charged in the income statement over the vesting period. For equity settled shares, the credit is included in share based payment reserve in equity whereas for cash settled share-based payments a liability is recognised in the statement of financial position, measured initially at the fair value of the liability.

For cash settled share options and share grants, the fair value of the liability is remeasured at the end of each reporting period until the liability is settled, and at the date of settlement, with any changes in the fair value recognised in the income statement. Cancellations of share options are treated as an acceleration of the vesting period and any outstanding charge is recognised in operating profit immediately.

(i)	Provisions and contingent liabilities

Provisions

A provision is recognised if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

NOTES TO THE FINANCIAL STATEMENTS

A provision for restructuring is recognised when the Company has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating losses are not provided for.

Contingent liabilities

A contingent liability is a possible obligation that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the company, or a present obligation that arises from past events but is not recognised because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation; or the amount of the obligation cannot be measured with sufficient reliability.

Contingent liabilities are only disclosed and not recognised as liabilities in the statement of financial position. If the likelihood of an outflow of resources is remote, the possible obligation is neither a provision nor a contingent liability and no disclosure is made.

(j)	Revenue

Revenue from the sale of goods in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of value added tax, excise duties, sales returns, trade discounts and volume rebates. Revenue is recognised when persuasive evidence exists that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable and there is no continuing management involvement with the goods and the amount of revenue can be measured reliably.

If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognised as a reduction of revenue as the sales are recognised.

(k)	Government grants

Government grants that compensate the Company for expenses incurred are recognised in the income statement as a reduction to cost of sales in the periods in which the expenses are recognised if the Company will comply with the condition attaching to them and it is probable that the grants will be received from the government.

(l)	Finance income and finance costs

Finance income comprises interest income on funds invested. Finance income is recognised as it accrues in income statement, using the effective interest method.

Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions, interest expense on factoring of trade receivables recognised on financial assets except finance costs that are directly attributable to the acquisition, construction or production of a qualifying asset which are capitalised as part of the related assets, are recognised in income statement using the effective interest method.

Foreign currency gains and losses are reported on a net basis as either finance income or finance cost depending on whether foreign currency movements are in a net gain or net loss position.

(m)	Taxation

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognised in income statement except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates statutorily enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

NOTES TO THE FINANCIAL STATEMENTS

Tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Deferred tax is recognised in the income statement account except to the extent that it relates to a transaction that is recognised directly in equity. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the amount will be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences:

i.	the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income statement.

ii.	differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future.

iii.	temporary differences arising on the initial recognition of goodwill.

(n)	Earnings per share

The Company presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the earnings attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, adjusted for own shares held. Diluted EPS is determined by adjusting the earnings attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding, adjusted for own shares held, for the effects of all dilutive potential ordinary shares.

(o)	Statement of cash flows

The statement of cash flows is prepared using the indirect method. Changes in statement of financial position items that have not resulted in cash flows such as translation differences, fair value changes, equity-settled share-based payments and other non-cash items, have been eliminated for the purpose of preparing the statement. Dividends paid to ordinary shareholders are included in financing activities. Finance cost paid is also included in financing activities while finance income received is included in investing activities.

(p)	Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Guinness Leadership Team which comprises of the members of the Board of Directors and other Executive Officers.

Segment information is required to be presented in respect of the Company’s business and geographical segment, where applicable. The Company’s primary format for segment reporting is based on geographical segments. The geographical segments are determined by management based on the Company’s internal reporting structure. Where applicable, segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

NOTES TO THE FINANCIAL STATEMENTS

(q)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2015, and have not been applied in preparing these financial statements. Those which may be relevant to the Company are as follows:

IFRS 9 – Financial instruments (effective for the financial statements for the year ending 30 June 2019) removes the multiple classification and measurement models for financial assets required by IAS 39 – Financial Instruments: Recognition and measurement and introduces a model that has only two classification categories: amortised cost and fair value. Classification is determined by the business model used to manage the financial assets and the contractual cash flow characteristics of the financial assets.

The accounting and presentation of financial liabilities and for derecognising financial instruments has been transferred from IAS 39 without any significant changes. The amendment to IFRS 7 – Financial instruments: Disclosures requires additional disclosures on transition from IAS 39 to IFRS 9.

IFRS 15, ‘Revenue from contracts with customers’ deals with revenue recognition and establishes principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. Revenue is recognised when a customer obtains control of a good or service and thus has the ability to direct the use and obtain the benefits from the good or service. The standard replaces IAS 18 ‘Revenue’ and IAS 11 ‘Construction contracts’ and related interpretations. The standard is effective for annual periods beginning on or after 1 January 2017 and earlier application is permitted. The Group is assessing the impact of IFRS 15.

IFRS 16 establishes a revised framework for determining whether a lease should be recognised on the statement of financial position. It replaces existing guidance on lease, including IAS 17, IFRS 16 also supersedes IFRIC 4, ‘Determining whether an Arrangement contains a Lease’, SIC 15, ‘Operating Leases – Incentives’ and SIC 27, ‘Evaluating the Substance of Transactions Involving the Legal Form of a Lease’. One of the implications of the new standard is that there will be a change to key financial ratios derived from a lessee’s assets and liabilities (for example, leverage and performance ratios). IFRS 16 is effective for financial periods beginning on or after 1 January 2019, with early adoption permitted.

The extent of the impact has not been determined and the Company does not plan to adopt these standards early.

(r)	New standards and interpretations effective 1 January 2016

The following new standards or amendments are not expected to have significant impacts on the Company’s financial statements:

IFRS 14 Regulatory Deferral Accounts

Accounting for Acquisitions of Interests in Joint Operations (Amendments to IFRS 11)

Clarification of Acceptable Methods of Depreciation and Amortisation (Amendments to IAS 16 and IAS 38)

Agriculture: Bearer Plants (Amendments to IAS 16 and IAS 41)

Equity Method in Separate Financial Statements (Amendments to IAS 27)

Sale or Contribution of Assets between an Investor and its Associate or Joint Venture (Amendments to IFRS 10 and IAS 28)

Annual Improvements to IFRSs 2012–2014 Cycle – various standards

Investment Entities: Applying the Consolidation Exception (Amendments to IFRS 10, IFRS 12 and IAS 28)

Disclosure Initiative (Amendments to IAS 1)

(s)	Service concession charges

Service concession charges represent fixed annual amounts payable to the grantor in respect of concession right to the concession asset. These amounts are charged to the income statement over the duration of the concession period.

NOTES TO THE FINANCIAL STATEMENTS

8.	Revenue

	2016	2015
	N’000	N’000
Nigeria	98,980,430	116,218,787
Export	2,992,600	2,277,095

	101,973,030	118,495,882

Nigeria is the Company’s primary geographical segment as over 98% of the Company’s revenue is earned from sales in Nigeria. All of the Company’s revenue is derived from sale of similar products with similar risks and returns. Additionally, there is no identifiable component of the business with up to 10% of the total revenue for the year. Thus, further segment information has not been presented.

9.	Other income and marketing and distribution expenses

(a) Other income comprises:

	2016	2015
	N’000	N’000
Operating lease income (Note 15(c))	350,453	591,975
Sale of by-products	150,064	130,612

	500,517	722,587

(b) Marketing and distribution expenses

	2016	2015
	N’000	N’000
Marketing expenses	8,407,974	9,838,783
Distribution expenses	16,478,646	17,274,666

	24,886,620	27,113,449

10.	Finance Income and Finance Costs

(a) Finance income is as follows:

(i) Finance income per income statement

	2016	2015
	N’000	N’000
Interest income on bank deposits	348,818	411,046
Interest income on distributors’ overdue debts and others	295,687	126,225

Total interest income arising from financial assets not measured at fair value through income statement	644,505	537,271
Gain on foreign exchange transactions	540,636	168,172

	1,185,141	705,443

(ii) Finance income in the statement of cash flows

	2016	2015
	N’000	N’000
Finance income per income statement	1,185,141	705,443
Unrealised exchange gain	(255,210)	—
Accrued finance income	(5,367)	(4,621)

	924,564	700,822

NOTES TO THE FINANCIAL STATEMENTS

(b) Finance costs are as follows:

(i) Finance costs per income statement

	2016 N’000	2015 N’000
Finance expense on loans and borrowings	3,120,112	3,495,144
Interest expense on overdraft	875,708	1,350,744
Unwinding of discount on employee benefits	287,763	331,193
Interest expense on intercompany overdue debts and others	188,418	400,639

Total interest expense arising from financial liabilities not measured at fair value through income statement	4,472,001	5,577,720
Loss on foreign exchange transactions	3,476,004	—

	7,948,005	5,577,720

(ii) Finance costs in the statement of cash flows

	2016 N’000	2015 N’000
Finance costs per income statement	7,948,005	5,577,720
Unwinding of discount on employee benefits	(287,763)	(331,193)
Accrued finance costs	(293,379)	(56,375)
Unrealised foreign exchange loss	(3,078,800)	—

	4,288,063	5,190,152

11.	Profit before Taxation

(a) Profit before taxation is stated after charging:

	2016 N’000	2015 N’000
Depreciation of property, plant and equipment (Note 15(a))	8,651,575	11,215,213
Write-off of property plant and equipment	165,493	162,974
Amortisation of intangible assets (Note 16(a))	271,946	117,743
Auditors’ remuneration	30,000	35,144
Personnel expenses	12,320,601	12,728,213
Directors’ remuneration (Note 11(b))	274,141	245,223
(Gain)/loss on disposal property, plant and equipment	(38,845)	136,642
Lease rental expenses (Note 30(a))	1,042,925	1,188,346
Royalty and technical service fees (Note 32)	2,045,761	2,508,268

(b) Directors’ remuneration

Remuneration, excluding gratuity and pension contributions of Directors of the Company, who discharged their duties mainly in Nigeria, was as follows:

	2016 N’000	2015 N’000
Fees paid to Non-executive Directors	30,811	9,995
Fees and remuneration paid to the Chairman	27,313	24,917
Remuneration paid to Executive Directors	216,017	210,311

	274,141	245,223

The remuneration (excluding gratuity and pension contributions) of the highest paid director amounted to N123 million (2015: N54 million).

NOTES TO THE FINANCIAL STATEMENTS

The table below shows the number of Directors of the Company (excluding the Chairman) whose remuneration excluding certain benefits, gratuity and pension contributions (in respect of services to the Company) fell within the bands shown below:

	2016 Number	2015 Number
N2,000,001 - N6,000,000	6	5
N20,000,000 and above	3	4

	9	9

(c) Analysis of expenses by nature

	2016 N’000	2015 N’000
Raw materials and consumables	37,371,923	39,879,504
Freight costs	15,282,168	15,283,122
Advertising and promotion	8,407,974	9,838,783
Personnel expenses (Note 12(a))	12,320,601	12,728,213
Depreciation (Note 15(a))	8,651,575	11,215,213
Amortisation (Note 16(a))	271,946	117,743
Lease rental expenses	1,042,925	1,188,346
Royalty and technical service fees	2,045,761	2,508,268
Repairs and maintenance	3,113,045	2,350,618
Travel and entertainment	300,904	454,527
Professional costs	1,050,638	993,677
External labour costs	740,984	851,962
Facilities	1,722,982	1,232,011
IT Service costs	137,373	335,675
Impairment of doubtful trade receivables	1,575,408	890,904
Utilities	2,869,327	2,832,363
Others	1,152,390	850,161

Total cost of sales, marketing, distribution and administrative expenses	98,057,924	103,551,090

Included in the professional costs is N3 million paid to PricewaterhouseCoopers for provision of technical service fees and royalty certification services and promotional draws independent assessment in the current year.

(d) Administrative expenses for the year include restructuring costs of N2,026 million (2015: N1,141 million) comprising of termination benefits of N1,872 million (2015: N663 million) included in personnel expenses and other organisational review costs of N154 million (2015: N478 million) included in professional costs and others.

(e) Certain reclassifications were made to prior year balances for consistency, which resulted in an increase in cost of sales and a decrease in administrative expenses of N947 million.

12.	Personnel Expenses

(a) Personnel expenses including the provision for gratuity liabilities and other long term employee benefits comprise:

	2016 N’000	2015 N’000
Salaries, wages and allowances	9,569,515	10,963,749
Contributions to defined contribution plans	1,026,175	983,600
Share based payments expense/(credit) (Note 26)	96,987	(33,607)
(Gain)/charge for other long term employee benefits	(329,047)	151,884
Termination benefits arising from restructuring (Note 11(d))	1,871,663	662,587
Other termination costs	85,308	—

Total personnel expenses	12,320,601	12,728,213

NOTES TO THE FINANCIAL STATEMENTS

(b) The average number of persons employed during the year are:

	2016 Number	2015 Number
Operations and Technical	710	759
Sales	465	442
Marketing	55	50
Finance, IT and Human Resources	100	104
Legal & Corporate Affairs	14	16

	1,344	1,371

(c) The average number of employees of the Company during the year, whose duties were wholly or mainly discharged in Nigeria, received annual remuneration (excluding pension contributions and certain benefits) in the following ranges:

	2016 Number	2015 Number
N500,001 – N1,000,000	1	1
N1,000,001 – N1,500,000	19	19
N1,500,001 – N2,000,000	92	94
N2,000,001 – N2,500,000	59	60
N2,500,001 – N3,000,000	50	51
N3,000,001 – N3,500,000	33	34
N3,500,001 – N4,000,000	181	185
N4,000,001 – N4,500,000	142	145
N4,500,001 – N5,000,000	128	131
N5,000,001 – N5,500,000	99	101
N5,500,001 – N6,000,000	88	90
N6,000,001 – N6,500,000	61	62
N6,500,001 – N7,000,000	56	57
N7,000,001 – N7,500,000	53	54
N7,500,001 – N8,000,000	33	34
N8,000,001 – N8,500,000	25	25
N8,500,001 – N9,000,000	31	32
N9,000,001 – N9,500,000	17	17
N9,500,001 – N10,000,000	11	11
N10,000,001 and above	165	168

	1,344	1,371

13.	Taxation

The tax charge for the year has been computed after adjusting for certain items of expenditure and income, which are not deductible or chargeable for tax purposes, and comprises:

(a) Amounts recognised in income statement

	2016 N’000	2015 N’000
Current tax expense:
Income tax	—	1,888,148
Tertiary education tax	89,623	387,556
Adjustment for prior periods	53,388	(43,532)

	143,011	2,232,172

Deferred tax (credit) / expense:
Origination and reversal of temporary differences (Note 27(b))	(474,366)	768,031

Total tax (credit) / expense	(331,355)	3,000,203

NOTES TO THE FINANCIAL STATEMENTS

(b) In September 2013, the Nigerian Investment Promotion Council (NIPC) granted the Company a pioneer status for a five-year period with respect to the Company’s production of Malta Guinness Low Sugar.

The effective commencement production date was certified by the Industrial Inspectorate Department of the Federal Ministry of Commerce and Industry as at 1 May 2012. In accordance with the provisions of the Industrial Development (Income Tax Relief) Act, the Company’s profit attributable to the pioneer line of business was therefore not liable to income taxes for the duration of the pioneer period.

The company income tax for the fourteen-month period (1 May 2012 - 30 June 2013) was re-estimated and recognised in prior year and adjusted accordingly. The impact of the change in estimate amounted to a credit of N304 million in the F15 income statement.

(c) Tax recognised in other comprehensive income

	2016 N’000	2015 N’000
Remeasurement of defined benefit liability (Note 27(b))	73,945	13,764

(d) Reconciliation of effective tax rate

	2016 N’000	2015 N’000
(Loss)/profit before taxation	(2,347,241)	10,795,102
Income tax using the statutory tax rate (30%)	(704,172)	3,238,531
Adjusted for:
Impact of tertiary education tax	89,623	387,556
Effect of tax incentives and exempted income	(262,722)	(589,925
Non-deductible expenses	289	7,573
Adjustment for prior periods	545,627	(43,532)

Total income tax expense in income statement	(331,355)	3,000,203

(e) Movement in current tax liability

	2016 N’000	2015 N’000
Balance at 1 July	2,275,704	1,585,320
Payments during the year	(1,807,544)	(1,520,648)
Charge for the year (Note (13(a))	143,011	2,232,172
Withholding tax credit notes utilised	(25,447)	(21,140)

Balance at 30 June	585,724	2,275,704

14.	Earnings and declared dividend per share

(a) Basic and diluted earnings per share

	2016	2015
(Loss)/profit attributable to ordinary shareholders (N’000)	(2,015,886)	7,794,899
Weighted average number of shareholders (thousands)	1,505,888	1,505,888

(Loss)/earning per share (Kobo)	(134)	518

There were no dilutive ordinary potential shares during the year.

(b) Declared dividend per share

Dividend declared per share of 320 kobo ( 2015 : 320k) is based on total declared dividend of N4,818,842,000 (2015: N4,818,842,000) on 1,505,888,188 (2015: 1,505,888,188) ordinary shares of 50 kobo each, being the ordinary shares in issue at the date the dividend was declared.

NOTES TO THE FINANCIAL STATEMENTS

15.	Property, plant and equipment (PPE)

(a) The movement on these accounts during the year was as follows:

	Leasehold Land	Buildings	Plant & Machinery	Furniture & Equipment	Motor Vehicles	Returnable Packaging Materials	Capital Work-in- Progress	Total
	N’000	N’000	N’000	N’000	N’000	N’000	N’000	N’000
Cost
At 1 July 2014	636,291	20,615,018	87,306,751	1,429,442	6,380,952	27,288,411	507,544	144,164,409
Additions	164,446	—	220,783	7,766	1,661,620	3,811,980	3,208,988	9,075,583
Transfers	—	145,265	3,058,953	—	—	—	(3,204,218)	—
Reclassification to intangible assets (Note 16(a))	—	(485,611)	—	—	—	—	—	(485,611)
Disposals/Write-offs	—	—	(361,479)	(241)	(701,415)	(930,809)	—	(1,993,944)

At 30 June 2015	800,737	20,274,672	90,225,008	1,436,967	7,341,157	30,169,582	512,314	150,760,437

At 1 July 2015	800,737	20,274,672	90,225,008	1,436,967	7,341,157	30,169,582	512,314	150,760,437
Additions	—	—	2,860,647	—	1,123,103	3,022,375	1,335,712	8,341,837
Transfers	27,691	63,109	—	—	—	—	(90,800)	—
Disposals/Write-offs	—	—	(255,304)	(17,625)	(1,067,460)	(828,718)	—	(2,169,107)

At 30 June 2016	828,428	20,337,781	92,830,351	1,419,342	7,396,800	32,363,239	1,757,226	156,933,167

Depreciation and impairment
At 1 July 2014	95,091	2,304,062	31,873,827	1,198,088	4,323,318	13,686,618	—	53,481,004
Charge for the year	18,639	442,852	6,230,665	49,852	1,077,116	3,396,089	—	11,215,213
Reclassification to intangible assets (Note 16(a))	—	(68,795)	—	—	—	—	—	(68,795)
Disposals/Write-offs	—	—	(216,547)	(124)	(660,880)	(743,508)	—	(1,621,059)

At 30 June 2015	113,730	2,678,119	37,887,945	1,247,816	4,739,554	16,339,199	—	63,006,363

At 1 July 2015	113,730	2,678,119	37,887,945	1,247,816	4,739,554	16,339,199	—	63,006,363
Charge for the year	15,195	329,791	3,584,717	41,423	1,161,399	3,519,050	—	8,651,575
Disposals/Write-offs	—	—	(241,538)	(16,562)	(1,036,823)	(662,832)	—	(1,957,755)

At 30 June 2016	128,925	3,007,910	41,231,124	1,272,677	4,864,130	19,195,417	—	69,700,183

Carrying amount
At 1 July 2014	541,200	18,310,956	55,432,924	231,354	2,057,634	13,601,793	507,544	90,683,405

At 30 June 2015	687,007	17,596,553	52,337,063	189,151	2,601,603	13,830,383	512,314	87,754,074

At 30 June 2016	699,503	17,329,871	51,599,227	146,665	2,532,670	13,167,822	1,757,226	87,232,984

Included in the current year charge is impairment charge of N110 million covering plant and machinery with shortened economic useful lives and those that are fully impaired due to technological advancement and has been recognised in the income statement as cost of sales. These plant and machinery including fully impaired Malta line in Aba were used for brewing and packaging of products. Recoverable amount on the fully impaired plant and machinery is assessed as nil as assets cannot be put to any other use.

(b) Included in property, plant and equipment are assets purchased under finance lease arrangements as follows:

	Motor Vehicles	Plant & Machinery	Total
	N’000	N’000	N’000
Cost	2,356,346	13,269,989	15,626,335
Accumulated depreciation	(1,506,498)	(3,588,907)	(5,095,405)

Carrying amount	849,848	9,681,082	10,530,930

The leased assets serve as security for the lease obligations (Note 24(e))

NOTES TO THE FINANCIAL STATEMENTS

(c) Included in property, plant and equipment are plant and machinery and motor vehicles, which the Company has leased out to third parties under operating lease arrangements. The cost of these assets was N3,979 million (2015: N3,738 million) with corresponding accumulated depreciation charge of N2,959 million (2015: N2,789 million). Income realised from these assets is included in other income (Note 9).

(d) Capital work-in-progress

Additions to capital work-in-progress during the year is analysed as follows:

	2016 N’000	2015 N’000
Plant and machinery	1,244,912	3,186,097
Buildings	90,800	22,891

	1,335,712	3,208,988

(e) Included in property, plant and equipment are assets purchased during the year amounting to N1,354 million that had not been paid for, which are included in creditors and accruals (2015: N1,516 million).

(f) Capital expenditure commitments at the year end authorised by the Board of Directors comprise:

	2016 N’000	2015 N’000
Contracted	2,405,968	596,477
Not contracted	11,527,076	10,400,539

	13,933,044	10,997,016

(g) Included in PPE were motor vehicles of N22 million and equipment of N0.7 million transferred to Guinness Nigeria Plc from Diageo Brands Nigeria Limited “DBNL”. Refer to note 32.

(h) Cash paid on acquisition of property plant and equipment

	2016 N’000	2015 N’000
Additions during the year (Note 15(a))	8,341,837	9,075,583
Payments on prior year acquisitions	1,515,644	1,633,052
Accruals on current year acquisitions	(1,353,840)	(1,515,644)

	8,503,641	9,192,991

(i) PPE disposed/written off in the statement of cash flows

	2016 N’000	2015 N’000
Cost of PPE disposed/written off	2,169,107	1,993,944
Accumulated depreciation on PPE disposed/written off	(1,957,755)	(1,621,059)

Carrying amount of PPE disposed/written off	211,352	372,885
Proceeds from disposal of property, plant and equipment	(84,704)	(73,269)

	126,648	299,616

Analysed as:
Write-off of property, plant and equipment	165,493	162,974
(Gain)/loss on disposal of property, plant and equipment	(38,845)	136,642

	126,648	299,616

NOTES TO THE FINANCIAL STATEMENTS

(j) During the year, the estimated useful lives of some property, plant and equipment were re-assessed from a range of 2 - 37 years to a range of 2 - 40 years for plant and equipment while building was extended from 50 years to 60 years. The resultant reduction in depreciation charge classified as cost of sales, advertising and promotion expenses and overheads for the current year and the estimated reduction for future years relative to prior year change is as analysed below:

	30 June 2016	30 June 2017	30 June 2018
	N’000	N’000	N’000
Cost of sales	2,337,293	2,337,293	2,337,293
Advertising and promotional expense	365,374	365,374	365,374
Overheads	62,246	62,246	62,246

	2,764,913	2,764,913	2,764,913

(k) No borrowing costs were capitalised during the year (2015: Nil)

16.	Intangible assets

(a) The movement on this account during the year was as follows:

	Distribution Rights	Concession Rights	Computer software	Total
	N’000	N’000	N’000	N’000
Cost
Balance at 1 July 2014	—	—	2,212,923	2,212,923
Reclassifications from PPE (Note 15(a))	—	485,611	—	485,611
Additions	—	—	35,676	35,676

Balance at 30 June 2015	—	485,611	2,248,599	2,734,210

Balance at 1 July 2015	—	485,611	2,248,599	2,734,210
Additions	995,250	—	42,616	1,037,866

Balance at 30 June 2016	995,250	485,611	2,291,215	3,772,076

Amortisation
Balance at 1 July 2014	—	—	1,604,785	1,604,785
Reclassifications from PPE (Note 15(a))	—	68,795	—	68,795
Charge for the year	—	4,047	113,696	117,743

Balance at 30 June 2015	—	72,842	1,718,481	1,791,323

Balance at 1 July 2015	—	72,842	1,718,481	1,791,323
Charge for the year	99,525	50,034	122,387	271,946

Balance at 30 June 2016	99,525	122,876	1,840,868	2,063,269

Carrying amount
At 1 July 2014	—	—	608,138	608,138

At 30 June 2015	—	412,769	530,118	942,887

At 30 June 2016	895,725	362,735	450,347	1,708,807

(b) Reclassification from property, plant and equipment

In prior year, the Company entered into a concession agreement (“the Agreement”) with the Edo State Government (“the Grantor”). Under the terms of the agreement, the Company was granted the right to build, operate, maintain, repair, control and ensure public access to the Iyoha Road (“the Road”) for a period of ten (10) years from 1 June 2015 after which control of the Road reverts to the Grantor. Based on the concession agreement, N417 million which represents the carrying amount of the construction work on the Road as at 1 June 2015, has been recognised as an intangible asset. The intangible asset represents the Company’s right over the Road for the concession period.

NOTES TO THE FINANCIAL STATEMENTS

Under the Agreement, the Company has obligations to operate, maintain, repair, control, charge and collect tolls for its accounts only from the trucks utilising the Road for the Company’s logistics operation, together with the payment of concession fee of five million naira (N5,000,000) per annum. At the end of the concession period, the toll road will become the property of the Grantor and the Company will have no further involvement in its operation or maintenance requirements.

The Agreement contains an option for renewal at the instance of both parties. Either party to the Agreement reserves the right to terminate the Agreement if the other party commits a material breach in respect of the performance of its material obligations or is in material breach of any warranty given by it under the Agreement.

(c) The amortisation charge of all intangible assets is included in administrative expenses.

(d) Acquisition of distribution rights to Diageo Plc’s international premium spirits brands (IPS) in Nigeria.

In the current financial year, Guinness Nigeria purchased the distribution rights to Diageo Plc’s international premium spirits (IPS) brands in Nigeria with effect from 1 January 2016 and the rights will be amortized over a period of five (5) years which gives Guinness Nigeria the right to distribute and market the IPS brands in Nigeria. The related amortisation expense of N100 million is recognized in administrative expenses in the year. In addition intangible asset computer software-SAP of N14 million was transferred as part of the purchased consideration. Refer to note 32.

17.	Other receivables

Non-current other receivables represent the long term portion of loans granted to employees of the Company. No interest is charged on these loans.

The loans are secured by the employees’ retirement benefits. The current portion of other receivables is included in Trade and other receivables reported in current assets.

18.	Prepayments

(a) Non-current prepayments mainly represent long-term portion of prepaid rent on the Company’s operating leases.

(b) Current prepayments comprise:

	2016 N’000	2015 N’000
Prepaid rent	579,129	445,579
Prepaid business insurance premiums	245,041	—
Prepaid advertising expense	42,372	—
Other prepaid expenses	1,627,858	1,006,888

	2,494,400	1,452,467

Other prepaid expenses relate to housing and education subsidy and leave allowance, car-cash allowance and payment made in advance for purchase of raw materials.

19.	Inventories

(a) Inventories comprise:

	2016 N’000	2015 N’000
Finished products	4,974,805	2,600,261
Products in process	1,473,953	1,311,086
Raw materials and packaging materials	3,853,411	5,658,267
Engineering spares	1,721,112	954,057
Inventories in transit	997,967	226,927

	13,021,248	10,750,598

NOTES TO THE FINANCIAL STATEMENTS

The value of raw and packaging materials, spare parts, changes in finished products and products in process recognised in cost of sales during the year amounted to N37,372 million (2015: N39,880 million).

During the year, impairment of inventory amounted to N919 million (2015: N1,100 million). This write-down is included in cost of sales and has been adjusted for on the statement of cash flows.

(b) Included in inventories was inventory of N1,320 million transferred to Guinness Nigeria Plc from Diageo Brands Nigeria Limited “DBNL”. Refer to note 32.

20.	Trade and other receivables

(a) Trade and other receivables comprise:

	2016 N’000	2015 N’000
Trade receivables (Note 29(a))	24,049,099	12,310,899
Other receivables	1,714,084	1,610,086
Amounts due from related parties (Note 32(c))	746,480	1,582,839

	26,509,663	15,503,824

(b) Changes in trade and other receivables in the statement of cash flows

	2016 N’000	2015 N’000
Change in non-current receivables	24,876	694
Change in current receivables	(11,005,839)	3,714,412
Unrealised exchange gain	255,210	—
Accrued finance income	5,367	4,621
Withholding tax credit notes applied for tax settlement	(25,447)	(21,140)
Equity settled share based payment (Note 26 (c))	(114,311)	20,378

	(10,860,144)	3,718,965

21.	Cash and cash equivalents

	2016 N’000	2015 N’000
Bank balances	2,200,272	1,950,283
Short-term deposits	3,644,252	3,854,340

Cash and cash equivalents	5,844,524	5,804,623

Bank overdrafts	(2,938,068)	(1,471,762)

Cash and cash equivalents in the statement of cash flows	2,906,456	4,332,861

Included in cash and cash equivalents are unclaimed dividends amounting to N3,615 million (2015: N3,822 million) held in a separate bank account in accordance with guidelines issued by the Securities and Exchange Commission (SEC). Under the SEC guidelines, these amounts are restricted from use by the Company.

22.	Share capital and reserves

(a) Authorised ordinary shares of 50k each

in thousands of shares
	2016	2015
At 30 June	2,500,000	2,500,000

NOTES TO THE FINANCIAL STATEMENTS

(b) Issued and fully paid-up ordinary shares of 50k each

in thousands of shares
	2016	2015
At 30 June	1,505,888	1,505,888

Share capital
in thousands of naira

At 30 June	752,944	752,944

All shares rank equally with regard to the Company’s residual assets. The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company

(c) Share premium

Share premium represents the consideration received in excess of the nominal value of ordinary shares of the Company.

(d) Share based payment reserve

The share based payment reserve comprises the cumulative weighted average fair value of executive share option and executive share award plans granted by Diageo Plc to Directors and employees of the Company which have not vested at year end.

23.	Dividends

(a) Declared dividends

The following dividends were declared and paid by the Company during the year:

	2016	2015
	N’000	N’000
320k (2015: 320k)	4,818,842	4,818,842

After the respective reporting dates, the following dividends were proposed by the directors. The dividends have not been provided for and there are no income tax consequences

	2016	2015
	N’000	N’000
50k (2015: 320k)	752,944	4,818,842

The dividend of N753 million is being funded from the accumulated profits from our pioneer line of business in retained earnings

(b) Dividend payable

	2016	2015
	N’000	N’000
At 1 July	3,903,005	4,110,475
Declared dividend (Note 23(a))	4,818,842	4,818,842
Unclaimed dividend transferred to retained earnings	—	(271,487)
Transfer of foreign dividend to intercompany creditors	(2,617,424)	—

Payments during the year	(2,243,948)	(4,754,825)

At 30 June	3,860,475	3,903,005

NOTES TO THE FINANCIAL STATEMENTS

(c) As at 30 June 2016, N245 million (2015: N80 million) of the total dividend payable is held with the Company’s registrar, Veritas Registrars Nigeria Limited. The balance of N3,615 million (2015: N3,822 million) represents unclaimed dividends, which have been returned to the Company by its Registrar and are held in separate interest yielding bank accounts in line with the Security and Exchange Commission (SEC) guidelines.

24.	Loans and borrowings

(a) Loans and borrowings comprise:

	2016	2015
	N’000	N’000
Non-current liabilities
Related party loans	7,321,687	—
Unsecured term loans	4,842,500	11,131,333
Finance lease liabilities	1,870,359	1,119,421

Total non-current loans and borrowings	14,034,546	12,250,754

Current liabilities
Related party loans	33,908	—
Unsecured commercial papers (Note 24(b))	11,270,039	1,273,052
Unsecured term loans	9,606,334	987,539
Finance lease liabilities	1,285,093	4,706,969

Total current loans and borrowings	22,195,374	6,967,560

Total loans and borrowings	36,229,920	19,218,314

(b) During the year, the N1,273 million Commercial paper (“CP”) issued in FY15 was liquidated at maturity and there were additional issuances of N11,270 million made. The balance of N11,270 million at year end consist of 180-day and 270-day CP of N6,175 million and N5,095 million respectively. The notes issued under this scheme were unsecured and discounted at a nominal rate of 9.76% per annum for 180-day CP and a range of 10.38% and 12.49% per annum for 270-day CP.

As at the end of the year, the Company has sold CP notes amounting to N11,270 million with a corresponding discounted value of N10,542 million.

(c) Movement in loans and borrowings

	2016	2015
	N’000	N’000
At 1 July	19,218,314	30,578,867
Proceeds from loans and borrowings obtained during the year	24,378,091	1,273,052
Exchange difference on foreign currency loan	1,760,285	—
Accrued finance costs	293,379	56,375
Loans repaid during the year	(4,458,209)	(9,593,078)
Finance lease repaid during the year	(4,961,940)	(3,096,902)

At 30 June	36,229,920	19,218,314

Included in proceeds for loans and borrowings in 2016 was a foreign exchange (“FX”) loan of $26.1 million representing the Naira value of N7,356 million obtained from related party for settling trade and other FX obligations. Loan is at a rate of average 3 month LIBOR + 475 basis points. There were no related party loans in prior year.

For more information about the Company’s exposure to interest rate, foreign currency and liquidity risks, see Note 29.

NOTES TO THE FINANCIAL STATEMENTS

(d) Terms and conditions of the outstanding loans and borrowings were as follows:

	Nominal Interest Rate	Year of Maturity	Carrying	Face	Carrying	Face
			Amount	Value	Amount	Value
			2016	2016	2015	2015
			N’000	N’000	N’000	N’000
Unsecured term loan 1	14.0%	2019	3,081,333	3,081,333	3,466,500	3,466,500
Unsecured term loan 2	15.0%	2016	—	—	3,600,000	3,600,000
Unsecured term loan 3	90-days NIBOR +1%	2019	4,593,580	4,593,580	5,000,000	5,000,000
Unsecured term loan 4	11.50%	2017	5,245,396	5,245,396	—	—
Unsecured term loan 5	12.00%	2016	1,528,525	1,528,525	—	—
Finance lease liabilities	7.2 - 13.5%	2013-2019	3,155,452	3,187,029	5,822,388	5,815,164

			17,604,286	17,635,863	17,888,888	17,881,664

(e) Finance lease liabilities

Finance lease liabilities are payable as follows:

	Present value	Interest 2016	Future	Present	Interest 2015 N’000	Future
	of Minimum		Minimum	value of		Minimum
	Lease		Lease	Minimum		Lease
	Payments		Payments	Lease Payment		Payments
	2016		2016	2015		2015
	N’000	N’000	N’000	N’000		N’000
Less than one year	1,285,093	305,120	1,590,213	4,748,645	653,681	5,402,326
Between 1 - 2 years	1,049,300	171,494	1,220,794	697,799	85,632	783,431
Between 2 - 3 years	753,349	65,012	818,361	375,944	14,648	390,592
Between 3 - 4 years	67,710	646	68,356	—	—	—

	3,155,452	542,272	3,697,724	5,822,388	753,961	6,576,349

The leased assets serve as security for the finance lease liability (Note 15(b)).

25.	Employee benefits

	2016	2015
	N’000	N’000
Present value of defined benefit obligation (Note 25(a))	537,011	1,182,760
Present value of long service awards (Note 25(b))	709,845	1,030,162

	1,246,856	2,212,922

(a) Movement in the present value of the defined benefit obligation

	2016	2015
	N’000	N’000
Defined benefit obligation at 1 July	1,182,760	2,068,945
Benefit paid by the plan	(849,454)	(1,052,319)
Interest expense on obligation	152,335	212,013
Curtailment loss	297,854	—
Actuarial gains recognised in other comprehensive income	(246,484)	(45,879)

	537,011	1,182,760

The defined benefit obligation (gratuity) was discontinued and frozen with effect from 31 December 2008. Consequently, no current service costs have been recognised (2015: Nil). Interest cost on the plan amounted to N152 million (2015: N212 million).

NOTES TO THE FINANCIAL STATEMENTS

(b) Movement in the present value of the long service award during year was as follows:

	2016	2015
	N’000	N’000
Long service award at 1 July	1,030,162	959,706
Charge for the year	251,359	271,064
Curtailment (gain)	(386,663)	—
Benefit paid by the plan	(126,698)	(200,608)
Net actuarial (gains)	(58,315)	—

Long service award at 30 June	709,845	1,030,162

Expense recognised in the income statement for long service award:

	2016	2015
	N’000	N’000
Current service costs	115,931	118,116
Past service costs	—	1,012
Net actuarial (gains)/losses	(444,978)	32,756

Net (credit)/charge excluding interest on obligation	(329,047)	151,884
Interest on obligation	135,428	119,180

	(193,619)	271,064

(c) Movement in the defined contribution gratuity plan during year was as follows:

	2016	2015
	N’000	N’000
At 1 July	—	—
Charge for the year	477,503	458,687
Payments during the year	(477,503)	(458,687)

At 30 June	—	—

(d) Pension payable

The balance on the pension payable account represents the amount due to the Pension Fund Administrators which was yet to be remitted as at the year end. The movement in this account during the year is as follows:

	2016	2015
	N’000	N’000
At 1 July	898	89
Charge for the year	1,072,734	1,042,617
Payments during the year	(1,070,473)	(1,041,808)

At 30 June	3,159	898

Pension payable is recognised as part of trade and other payables.

(e) Actuarial gains and losses recognised in other comprehensive income:

	2016	2015
	N’000	N’000
At 1 July	(547,407)	(579,522)
Gains recognised during the year	246,484	45,879
Tax charge	(73,945)	(13,764)

At 30 June	(374,868)	(547,407)

NOTES TO THE FINANCIAL STATEMENTS

(f) Actuarial assumptions

Principal actuarial assumptions at the reporting date (expressed as weighted averages):

	2016	2015
Long term average discount rate (per annum)	15%	14%
Notional interest rate on accrued gratuity (per annum)	5%	5%
Average pay increase (per annum)	12%	11%
Average rate of inflation (per annum)	10%	9%
Average length of service for current employees (years)	6.22	6.11

These assumptions depict management’s estimate of the likely future experience of the Company.

Due to unavailability of published reliable demographic data in Nigeria, the demographic assumptions regarding future mortality are based on the rates published jointly by the Institute and Faculty of Actuaries in the United Kingdom (UK) as follows:

	2016	2015
Mortality in service	Number of deaths in year out of 10,000 lives
Sample age
25	7	7
30	7	7
35	9	9
40	14	14
45	26	26

Withdrawal from service
Age band	Rate	Rate
1 - 30	12.0%	12.0%
31 - 39	8.5%	8.5%
40 - 44	5.0%	5.0%
45 - 50	3.5%	3.5%
51 - 55	2.5%	2.5%

The estimated weighted average liability duration were 4.60 years (2015: 2.63 years) and 6.22 years (2015: 6.11 years) for the long service award and gratuity obligations respectively.

(g) Sensitivity analysis

Reasonably possible changes at the reporting date to one of the relevant actuarial assumptions holding other assumptions constant would have affected the defined benefit obligation by the amounts shown below.

		Gratuity	Long service	Net periodic
			awards	benefit cost
		N’000	N’000	N’000
Discount rate	+1%	(19,468)	(33,775)	5,856
	-1%	21,292	36,909	(5,990)
Inflation rate	+1%	—	—	—
	-1%	—	—	—
Salary increase	+1%	—	33,158	6,842
	-1%	—	(30,777)	(6,351)
Mortality Experience	Age rated up by 1 year	1,086	1,177	406
	Age rated down by 1 year	(1,078)	(1,174)	(404)

NOTES TO THE FINANCIAL STATEMENTS

Sensitivity to each actuarial assumption was determined while other assumptions were held constant. There has not been a change from the sensitivity approach adopted in prior years. Although the analysis does not take account of the full distribution of cash flows expected under the plan, it does provide an approximation of the sensitivity of the assumptions shown.

26.	Share based payments

(a) Diageo Plc, has a number of executive share option and executive share award plans for directors and key management staff including directors and employees of Guinness Nigeria Plc. A recharge arrangement exists between Diageo Plc and Guinness Nigeria Plc whereby vested shares awards/share options delivered to employees by Diageo Plc are recharged to Guinness Nigeria Plc. The recharge transaction is recognised as an intercompany liability with a corresponding adjustment in the share-based payment reserve for the capital contribution recognised in respect of the share-based payment. The recharge process accommodates adjustments to the cumulative value of share based payment expense recharged by Diageo Plc to the Company.

(b) The Company has a share appreciation rights scheme for senior management and other staff under which employees are granted the right to receive, at the date the right is exercised, cash equal to the appreciation in the Company’s share price since the grant date. All the rights vest 3 years after the grant date. The rights have a contractual life of 10 years.

(c) The employee benefit expense recognised in respect of equity and cash settled share based payments is as follows:

	2016	2015
	N’000	N’000
Equity-settled share based payment transactions

Executive share option plans	22,093	29,884
Executive share award plans	92,218	27,180

	114,311	57,064
Net refund on recharges	—	(77,442)

	114,311	(20,378)

Cash-settled share based payment transactions
Expense arising from stock appreciation rights (“SARs’)	—	—
Effect of changes in the fair value of SARs	(17,324)	(13,229)

	(17,324)	(13,229)

Total expense/(credit) recognised as employee costs	96,987	(33,607)

The principal executive share awards/options are as follows;

Diageo executive long term incentive plan (DELTIP)

Awards made to executives under the plan are in the form of shares and share options at the market value at the time of grant. Share awards vest/are released on the third anniversary of the grant date. Share options granted under this scheme may normally be exercised between three and ten years after the grant date. There are no performance conditions to be satisfied.

Performance share plan (PSP)

Under the PSP, share awards can take a number of different forms. No payment is made for awards. To date, participants have been granted conditional rights to receive shares. Awards normally vest after a three-year period, the ‘performance cycle’, subject to achievement of three equally weighted performance tests;

NOTES TO THE FINANCIAL STATEMENTS

(i)	a comparison of Diageo’s three-year total shareholder return (TSR) with a peer group of 17 companies including Diageo. The vesting range is 25% if Diageo’s TSR produces a median ranking compared with the TSR of the peer group companies, up to 100% if Diageo is ranked first, second or third in the peer group;

(ii)	compound annual growth in organic net sales over three years;

(iii)	total organic operating margin improvement over three years.

Targets for net sales and operating margin are set annually by the remuneration committee. The vesting range is 25% for achieving minimum performance targets, up to 100% for achieving the maximum target level. Re-testing of the performance condition is not permitted. Dividends are accrued on awards and are given to participants to the extent that the awards actually vest at the end of the performance cycle. Dividends can be paid in the form of cash or shares

The calculation of the fair value of each share option/award used the Monte Carlo pricing model and the following weighted average assumptions:

	2016	2015
Risk free interest rate
Executive share options/awards	1.5%	1.0%
SARs	15.92%	15.92%
Expected life
Executive share options/awards	36 months	36 months
SARs	120 months	120 months
Dividend yield
Executive share options/awards	3.2%	2.9%
SARs	4.35%	4.35%
Weighted average share price
Executive share options/awards	1,823p	1,700p
Weighted average fair value of awards granted in the year
Executive share options/awards	558p	1,239p
Number of awards granted in the year
Executive share options/awards	75,901	10,122

During the year, there were no share appreciation rights awarded to employees of the Company (2015: Nil).

Transactions on share based payment transactions

During the year, there were no transactions on share appreciation rights. Transactions on the executive share options/ awards were as follows:

	Number of awards/options in units
	2016	2015
Outstanding at 1 July	210,378	280,649
Granted	75,901	10,122
Exercised/awarded	(45,589)	(67,397)
Forfeited/expired/transferred	(10,745)	(12,996)

Outstanding at 30 June	229,945	210,378

At 30 June 2016, 61,831 (2015: 61,000) executive share options/awards were exercisable at a weighted average exercise price of 1,823 pence (2015: 1,700 pence)

NOTES TO THE FINANCIAL STATEMENTS

27.	Deferred tax liabilities

(a) Recognised deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	2016	2015	2016	2015	2016	2015
	N’000	N’000	N’000	N’000	N’000	N’000

Property, plant and equipment	—	—	(15,509,832)	(14,856,484)	(15,509,832)	(14,856,484)
Employee benefits	374,057	663,877	—	—	374,057	663,877
Intangible assets	—	—	(30,256)	(72,823)	(30,256)	(72,823)
Unrealised exchange losses	1,000,252	97,484	—	—	1,000,252	97,484
Inventories	584,037	308,288	—	—	584,037	308,288
Trade and other receivables	641,200	503,454	—	—	641,200	503,454
Other items	—	14,968	(273)	—	(273)	14,968

	2,599,546	1,588,071	(15,540,361)	(14,929,307)	(12,940,815)	(13,341,236)

(b) Movement in deferred taxation during the year

	Balance 1 July 2015	Recognised in Income Statement	Recognised	Balance 30 June 2016
			in other
			comprehensive
			income
Property, plant and equipment	(14,856,484)	(653,348)	—	(15,509,832)
Employee benefits	663,877	(215,875)	(73,945)	374,057
Intangible assets	(72,823)	42,567	—	(30,256
Unrealised exchange losses	97,484	902,768	—	1,000,252
Inventories	308,288	275,749	—	584,037
Trade and other receivables	503,454	137,746	—	641,200
Other items	14,968	(15,241)	—	(273)

	(13,341,236)	474,366	(73,945)	(12,940,815)

There are no unrecognised deferred tax assets and liabilities at the end of the current and preceding year.

28.	Trade and other payables

(a) Trade and other payables comprise:

	2016	2015
	N’000	N’000
Trade payables	18,167,963	17,669,293
Other payables and accrued expenses	8,441,043	8,926,444
Amounts due to related parties (Note 32(c))	10,920,975	4,886,576

	37,529,981	31,482,313

(b) Changes in trade and other payables in the statement of cash flows

	2016	2015
	N’000	N’000
Change in trade and other payables	6,047,668	758,736
Impact of unpaid intercompany dividend	(2,617,424)	—
Exchange difference on foreign currency payables	(1,318,515)	—
Value added tax paid during the year	4,245,271	4,374,215
Effect of accruals for PPE	161,804	117,408
Changes in fair value of Share Appreciation Rights (Note 26(c))	17,324	13,229

	6,536,128	5,263,588

The Company’s exposure to currency and liquidity risk related to trade and other payables is disclosed in Note 29.

NOTES TO THE FINANCIAL STATEMENTS

29.	Financial risk management and financial instruments

The Company has exposure to the following risks arising from financial instruments:

–	Credit risk
–	Liquidity risk
–	Market risk

This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risk, and the Company’s management of capital. Further quantitative disclosures are included throughout these financial statements.

Risk management framework

The Risk Management Committee is responsible for developing and monitoring the Company’s risk management policies which are established to identify and analyse the risks faced by the Company, to set appropriate risk limit and controls, and monitor risks and adherence to limits.

Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.

The Company’s Finance and Risk Committee oversees how management monitors compliance with the Company’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the Company.

Internal Audit undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the audit committee.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from customers and related parties. The carrying amount of financial assets represents the maximum credit exposure.

Trade and other receivables

The Company’s exposure to credit risk in relation to trade receivables is influenced mainly by the individual characteristics of each customer. The demographics of the Company’s customer base, including the default risk of the industry and customers’ operating environment, has influence on credit risk. The Company has established a credit policy under which each new customer is assessed individually for creditworthiness before the Company’s standard payment and delivery terms and conditions are offered. Credit limits are established for each customer, which represents the maximum open amount. These limits are reviewed periodically.

Other receivables includes employee debtors, related party receivables and other sundry receivables. The Company reviews amounts due in respect of other receivables on a periodic basis taking into consideration functions such as continued employment relationship/going concern status of the respective counterparties and its ability to offset amounts receivable against balances due to these counterparties.

In monitoring customer’s credit risk, customers are classified according to their credit characteristics, including whether they are an individual, corporate and wholesale, geographic location, maturity and existence of previous difficulties. The Company establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The main component of this allowance are a specific loss component that relates to individually significant exposures. The collective loss allowance is determined based on historical date of payment statistics for similar financial assets.

NOTES TO THE FINANCIAL STATEMENTS

The maximum exposure to credit risk for trade and other receivables and related impairment losses at the reporting date was:

	2016	2015
	N’000	N’000
Trade receivables	25,701,344	13,419,805
Impairment	(1,652,245)	(1,108,906)

	24,049,099	12,310,899

Other receivables (current and non-current)	4,842,161	3,538,895
Impairment	(3,128,077)	(1,903,933)

	1,714,084	1,634,962

Due from related parties	746,480	1,582,839

	26,509,663	15,528,700

Impairment losses

The aging of trade and other receivables and related impairment allowances for the Company at the reporting date was:

	Gross	Impairment	Gross	Impairment
	2016	2016	2015	2015
	N’000	N’000	N’000	N’000
Not past due	22,479,079	—	12,901,589	—
Past due 1 - 30 days	2,813,192	—	—	—
Past due 31 - 60 days	494,362	—	424,007	—
Past due 61 - 180 days	513,160	—	400,167	—
Past due greater than 180 days	4,990,192	(4,780,322)	4,815,776	(3,012,839)

	31,289,985	(4,780,322)	18,541,539	(3,012,839)

The movement in the allowance for impairment in respect of trade and other receivables during the year was as follows:

	2016	2015
	N’000	N’000
Balance at 1 July	(3,012,839)	(863,948)
Impairment loss reversed	26,668	112,848
Impairment loss recognised	(1,794,151)	(2,261,739)

Balance at 30 June	(4,780,322)	(3,012,839)

The impairment loss as at 30 June relates to trade and other receivables which in the Company’s assessment will not be recoverable from the counter parties mainly due to their economic circumstances. The Company believes that the unimpaired amounts past due dates are collectible, based on historic payment behaviour and extensive analyses of the underlying counter party’s credit ratings. Based on historic default rates, the Company believes that, apart from the above, no additional impairment allowance is necessary in respect of trade and other receivables past due. The impairment loss is included in administrative expenses.

Cash and cash equivalents

The Company held cash and cash equivalents of N5,845 million as at 30 June 2016 (2015: N5,805 million), which represents its maximum credit exposure on these assets. The cash and cash equivalents are held by reputable financial institutions in Nigeria.

NOTES TO THE FINANCIAL STATEMENTS

(b)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The credit terms with customers and payment terms to its vendors are favourable to the Company in order to help provide sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations. This excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. In addition, the Company has overdraft facilities with some of its banks to enable it manage its liquidity risks. As at year end, the Company had overdraft facility lines amounting to N19,500 million (2015: N30,000 million). The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements:

	Carrying	Total	6 months	6 -12
	Amount	Cash flows	or Less	months	1- 2years	2- 5years
	N’000	N’000	N’000	N’000	N’000	N’000
Non-derivative financial liabilities
30 June 2016
Unsecured term loans	14,448,834	16,136,579	5,765,615	4,978,515	3,269,916	2,122,533
Finance lease liabilities	3,155,452	3,697,724	1,590,213	—	1,220,794	886,717
Dividend payable	3,860,475	3,860,475	3,860,475	—	—	—
Trade and other payables	37,529,981	37,529,981	37,529,981	—	—	—
Other short term borrowings	11,270,039	11,270,039	11,270,039	—	—	—
Bank overdraft	2,938,068	2,938,068	2,938,068	—	—	—
Related party loan	7,355,595	8,852,709	183,619	299,423	598,846	7,770,821

	80,558,444	84,285,575	63,138,010	5,277,938	5,089,556	10,780,071

30 June 2015
Unsecured term loan	12,118,872	13,298,007	700,458	1,825,443	4,975,719	5,796,387
Finance lease liabilities	5,826,390	6,602,119	1,983,151	3,433,296	795,081	390,591
Dividend payable	3,903,005	3,903,005	3,903,005	—	—	—
Trade and other payables	31,482,313	31,482,313	31,482,313	—	—	—
Other short term borrowings	1,273,052	1,273,052	1,273,052	—	—	—
Bank overdraft	1,471,762	1,471,762	1,471,762	—	—	—

	56,075,394	58,030,258	40,813,741	5,258,739	5,770,800	6,186,978

(c)	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rate, interest rates and equity prices will affect the Company’s income or the value of its holding of financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimising the return.

The Company manages market risks by keeping costs low through different cost optimization initiatives and productivity agenda. Furthermore market developments are monitored constantly through scenario planning and events assessed regularly with view to taking mitigating actions where necessary.

(i) Currency risk

The Company is exposed to currency risk to the extent that there is a mismatch between the currencies in which sales and purchases are denominated and the Naira. The currency risk is the risk that the fair value or future

NOTES TO THE FINANCIAL STATEMENTS

cash flows of a financial instrument will fluctuate due to the changes in foreign exchange rates. In managing currency risk, the Company aims to reduce the impact of short-term fluctuations on earnings. Although the Company employs various measures including matching sales and purchase currencies to mitigate exposure to foreign exchange rate movement, over the longer term, however, permanent changes in exchange rates would have an impact on profit. The Company monitors the movement in the currency rates on an ongoing basis. The Company’s exposure to foreign currency risk was as follows in notional terms:

		30 June 16			30 June 15
	GBP (£) 000	Euro (€) 000	US ($) 000	GBP (£) 000	Euro (€) 000	US ($) 000
Financial assets
Cash and cash equivalents	353	245	1,757	566	630	1,688
Trade and other receivables	761	—	350	3,196	—	2,411

	1,114	245	2,107	3,762	630	4,099

Financial liabilities
Trade and other payables	(4,679)	(215)	(17,304)	(2,979)	(1,377)	(9,329)
Related party loan	—	—	(26,100)	—	—	—

	(4,679)	(215)	(43,404)	(2,979)	(1,377)	(9,329)

Net exposure	(3,565)	30	(41,297)	783	(747)	(5,230)

The following significant exchange rates applied during the year:

	Average rate			Reporting date spot rate
	2016 N	2015 N	2016 N	2015 N
GBP (£) 1	298.94	271.99	373.22	308.72
Euro (€) 1	223.09	206.78	311.02	219.49
US$ 1	201.99	173.07	280.62	196.45

**	Significant difference between the closing exchange rates for the year versus the average rates is due to 42% weakening of the Naira in closing month of the year.

Sensitivity analysis on foreign currency rates

A fifteen percent (15%) strengthening of the Naira, against the Euro, Dollar and GBP at 30 June would have increased/ (decreased) income statement and equity by the amounts shown below. This analysis is based on foreign currency exchange rate variances that the Company considered to be reasonably possible at the end of the reporting period and has no impact on equity. The analysis assumes that all other variables, in particular interest rates, remain constant. The analysis is performed on the same basis for 2015, albeit that the reasonably possible foreign exchange rate variances were different, as indicated below.

Decrease/(Increase) income statement N’000
30 June 2016
GBP (£)	178,100
Euro (€)	(1,181)
US$	1,322,272
30 June 2015
GBP (£)	(36,296)
Euro (€)	24,601
US$	154,134

NOTES TO THE FINANCIAL STATEMENTS

A fifteen percent (15%) weakening of the Naira against the above currencies would have had the equal but opposite effect on the above currencies to the magnitude of the amounts shown above, on the basis that all other variables remain constant.

(ii) Interest rate risk

At the reporting date, the interest rate profile of the Company’s interest-bearing financial instruments was:

	2016 N’000	2015 N’000
Fixed rate instruments
Financial assets	7,053,532	4,785,518
Financial liabilities	(11,270,039)	(1,273,052)

	(4,216,507)	3,512,466

Variable rate instruments

Financial liabilities	(24,925,973)	(17,945,262)

The Company does not account for any fixed rate financial assets and liabilities at fair value through income statement. Therefore a change in interest rates at the end of the reporting period would not affect income statement.

Cash flow sensitivity analysis for variable rate instruments

At 30 June 2016, an increase/decrease in interest rate of one percentage (1%) point would have resulted in a decrease/increase in profit after tax of ₦171 million (2015: ₦170 million). This analysis assumes that all other variables remain constant.

(d)	Operational risk

Operational risk is the risk of direct or indirect loss arising from a wide variety of causes associated with the Company’s processes, personnel, technology and infrastructure, and from external factors other than credit, market and liquidity risks such as those arising from legal and regulatory requirements and generally accepted standards of corporate behaviour. Operational risks arise from all of the Company’s operations.

The primary responsibility for the development and implementation of controls to address operational risk is assigned to management and the executive committee. This responsibility is supported by the development of overall Company standards for the management of operational risk in the following areas:

•	documentation of processes, controls and procedures

•	periodic assessment of operational Risks and the adequacy of controls and procedures to address the Risks identified by the risk management committee

•	training and professional development of employees

•	appropriate segregation of duties, including the independent authorisation of transactions

•	monitoring of compliance with regulatory and other legal requirements

•	requirements for reporting of operational losses and proposed remedial action

•	development of contingency plans for various actions

•	reconciliation and monitoring of transactions

•	development, communication and monitoring of ethical and acceptable business practices

•	risk mitigation, including insurance when this is effective

•	monitoring of business process performance and development and implementation of improvement mechanisms thereof

NOTES TO THE FINANCIAL STATEMENTS

(e)	Capital management

The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Board of Directors monitors the return on capital as well as the level of dividends to ordinary shareholders.

The Company considers total equity in the statement of financial position to be its capital.

The Company’s management is committed to enhancing shareholder value in the long term, both by investing in the businesses and brands so as to improve the return on investment and by managing the capital structure. The Company manages its capital structure to achieve capital efficiency, maximise flexibility and give the appropriate level of access to debt markets at attractive cost levels.

The Company regularly assesses its debts and equity capital levels against its stated policy for capital structure. The Company’s management monitors the return on capital, which the Company defines as result from operating activities divided by total shareholders’ equity. Management also monitors the level of dividends to all shareholders.

The Company’s return on capital as at the end of the reporting period was as follows:

	2016 N’000	2015 N’000
Result from operating activities	4,415,623	15,667,379
Total shareholders’ equity	41,660,606	48,341,376
Return on capital	11%	32%

Furthermore, the Company’s adjusted net debt to equity ratio at the end of the reporting period was as follows:

	2016 N’000	2015 N’000
Total liabilities	95,331,839	73,905,256
Cash and cash equivalents	(5,844,524)	(5,804,623)

Adjusted net debt	89,487,315	68,100,633

Total equity	41,660,605	48,341,376

Adjusted net debt to equity ratio:	2.15	1.41

There was no change in the Company’s approach to capital management during the current and preceding year.

(f)	Fair values - Financial instruments not measured at fair value

Fair values versus carrying amounts

The fair values of financial assets and liabilities which have been determined using level 2 hierarchy, together with the carrying amount shown in the statement of financial position, are as follows:

	2016		2015
	Carrying Amount N’000	Fair Value N’000	Carrying Amount N’000	Fair Value N’000
Assets measured at amortised cost
Other receivables (non-current)	—	—	24,876	18,872

Liabilities measured at amortised cost
Unsecured term loans	14,448,834	14,164,667	12,118,872	11,422,052
Finance lease liabilities	3,155,452	3,177,817	5,826,390	5,799,178
Unsecured commercial papers (Note 29(b))	11,270,039	10,542,233	1,273,052	1,188,264

	28,874,325	27,884,717	19,218,314	18,409,494

NOTES TO THE FINANCIAL STATEMENTS

The Company’s financial instruments with the exception of finance lease liabilities, term loans and non-current other receivables are short term financial instruments. Accordingly, management believes that their fair values are reasonable approximation of their carrying values.

The fair value of the financial instruments above have been determined using the discounted cash flows technique. The valuation model considers the present value of expected cash flows using market related yields as follows:

	2016 N’000	2015 N’000
Other receivables	15.50%	15.50%
Unsecured term loans	15.50%	15.50%
Finance lease liabilities	15.50%	15.50%
Unsecured commercial papers	10.88%	13.31%

The future cash flows are based on contractual amounts and considers the probability of occurrence of the cash flows. There are no significant unobservable inputs. The fair values were determined on the same basis in prior year and there was no transfer between levels during the year.

30.	Operating Leases

(a) Leases as lessee

The Company leases a number of offices, warehouses, factory facilities and trucks for distribution of its products under operating leases. During the year, an amount of N1,043 million was recognised as an expense in income statement in respect of these leases (2015: N1,188 million). Lease rentals are paid upfront and included in prepayments and charged to the profit or loss over the life of the lease.

(b) Leases as lessor

The Company leases some of its plant and machinery and motor vehicles to third parties under operating lease arrangements. Income from these operating lease arrangements during the year was N350 million (2015: N592 million). At year end, minimum lease payments under operating lease rental commitments are receivable as follows:

	2016 N’000	2015 N’000
Less than one year	995,576	518,862
Between one and two years	300,435	327,890
Between two and three years	177,361	168,324
Between three and four years	21,802	30,380

	1,495,174	1,045,456

31.	Contingencies

(a) Guarantee and contingent liabilities

Contingent liabilities at the reporting date arising in the ordinary course of business out of guarantees, amounted to N3,056 million (2015: N3,067 million). In the opinion of the Directors, no material loss is expected to arise from these guarantees.

(b) Pending litigation and claims

The Company is subject to various claims and other liabilities arising in the normal course of business. The contingent liabilities in respect of pending litigation and other liabilities amounted to N1,514 million as at 30 June 2016 (2015: N2,741 million). In the opinion of the Directors and based on legal advice, no material loss is expected to arise from these claims.

NOTES TO THE FINANCIAL STATEMENTS

(c) Financial commitments

The Directors are of the opinion that all known liabilities and commitments, which are relevant in assessing the state of affairs of the Company, have been taken into consideration in the preparation of these financial statements.

32.	Related Parties

(a) Parent and ultimate controlling entity

Related parties include the parent and ultimate controlling company, Diageo Plc. and other Diageo group entities. Directors, their close family members and any employee who is able to exert a significant influence on the operating policies of the Company are considered as related parties. Key management personnel are also regarded as related parties. Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

As at 30 June 2016, Guinness Overseas Limited and Atalantaf Limited owned 46.48% (2015: 46.48%) and 7.84% (2015: 7.84%) respectively of the issued share capital of the Company.

(b) Acquisition of assets and distribution rights from related parties

During the year, the Company signed agreements with the following related entities for the transfer of specific assets and distribution rights in exchange for agreed considerations as listed below:

(i) Diageo Brands Nigeria Limited (DBN)

Guinness Nigeria Plc (GNPlc) purchased all the assets excluding trade receivables as at the date of execution of the transaction for a consideration of N2,352 million. Included in the consideration is the transfer of distribution rights to Guinness Nigeria Plc such that the Company would continue the marketing and distribution of International Premium Spirits (IPS) which hitherto was being carried out by DBN prior to the execution of the agreement.

The values of assets transferred to the Company are as shown below:

N’000
Property, plant and equipment	22,657
Intangible asset	13,584
Inventory	1,320,047
Brand distribution right	995,250

2,351,538

(ii) United Spirits Limited (USL)

Guinness Nigeria Plc was granted the rights to distribute and market select mainstream spirit brands of United Spirits Limited (USL) in Nigeria. USL, an Indian mainstream spirits business which is also a subsidiary of Diageo Plc was previously exporting its select brands to Nigeria through a third party distributor. During the year Diageo obtained an approval from the USL Board, being the major shareholder of USL to grant a license to Guinness Nigeria Plc Guinness Nigeria Plc would produce and distribute USL brands in the country under license from USL for the period of three (3) years and would be fully accountable for the marketing investment as well as production costs and overheads.

Under the terms of the agreement, USL would be entitled to royalty, technical know-how and other service incomes such that the total pay-out by Guinness Nigeria Plc will be equal to 5% of the NSV recorded by the Company. The transaction became effective 1 February, 2016.

NOTES TO THE FINANCIAL STATEMENTS

(c) Transactions with related parties

The Company has transactions with its parent and other related parties who are related by virtue of being members of the Diageo group. The total amounts due to related parties by nature of the transactions are shown below:

(i) Trademark and technology licences

Diageo Plc, through some of its members has given Guinness Nigeria Plc exclusive rights to the know-how, manufacture, distribution and marketing of its international brands namely, Guinness Foreign Extra Stout, Guinness Extra Smooth, Guinness African Special, Malta Guinness, Malta Guinness Low Sugar, Harp Lager, Smirnoff Ice, Smirnoff Ice - Double Black, Satzenbrau Lager, Snapp, Orijin, Orijin Bitters, Orijin Zero non-alcoholic and Masters Choice. In consideration of this a royalty of 0.5% of net sales value and a technical service fee of 2% of net sales value are payable by Guinness Nigeria Plc to its related parties for Trademark and technology licences respectively. The royalty and technical service fees payable by Guinness Nigeria Plc under these agreements for the current financial year is N2,046 million (2015: N2,508 million).

These licences have been approved by the National Office for Technology Acquisition and Promotion (NOTAP). The certificates of registration, Diageo Great Britain - Certificate Nos. CR 005819 for Technical know-how and support services and CR 005795 for Trademark and Quality control with maximum approved amount payable of N1,119 million, Diageo North America INC - Certificate Nos. CR 005739 for Technical know-how and support services and CR 005735 for Trademark and Quality control with maximum approved amount payable of N714 million, Diageo Ireland - Certificate Nos. CR 005798 and CR 005805 for Technical know-how and support services and CR 005799 and CR 005835 for Trademark and Quality control with maximum approved amount of N9,583 million, Diageo Brands B.V - Certificates Nos. CR 005797 for Technical know-how and support services and CR 005800 for Trademark and Quality control with maximum approved amount of N314 million are valid from 1 March, 2014 to 28 February, 2017.

(ii) Support and management services by shared service centre

Guinness Nigeria Plc has a service agreement with East Africa Breweries Limited “EABL” for provision of support and management services from its shared service centre. The National Office for Technology Acquisition and Promotion (NOTAP) has approved the sum of £4 million as technology fee for the agreement with Certificate No: CR 006108 valid from 17 March, 2013 to 16 December, 2016.

(iii) Purchases, sales, promotional support, other services and dividend

	Transaction Value		Balance due (to) from
	2016 N’000	2015 N’000	2016 N’000	2015 N’000
Purchases, promotional support and other services
Ultimate parent	(169,591)	(148,394)	(128,659)	(24,168)
Other related parties	(15,571,801)	(9,387,796)	(7,647,810)	(3,884,360)
Technical service fees and royalties
Other related parties	(2,045,761)	(2,508,268)	(938,482)	(978,048)

Dividend payable
Other related parties	—	—	(2,206,024)	—

	(17,787,153)	(12,044,458)	(10,920,975)	(4,886,576)

Sales and other services
Ultimate parent	293,517	133,511	14,168	—
Other related parties	7,138,848	5,283,642	732,312	1,582,839

	7,432,365	5,417,153	746,480	1,582,839

Related party loan and finance costs	(7,355,595)	—	(7,355,595)	—

NOTES TO THE FINANCIAL STATEMENTS

(d) Transactions with key management personnel

Key management personnel compensation:

In addition to their salaries, the Company also provides non-cash benefits to directors and executive officers and contributes to post employment defined benefit and defined contribution plans on their behalf. In accordance with the terms of the plans, directors and executive officers retire at the age of 55 at which time they become entitled to receive post employment benefits.

Executive officers also participate in share based payment plans (see Note 26) and the Company’s long service awards benefit plan. Key management personnel compensation comprised:

	2016 N’000	2015 N’000
Short-term employee benefits
Salaries and wages	455,303	350,646
Long-term employee benefits
Post-employment and long term benefits	91,500	64,813
Long-service award benefit plan	—	4,680
Share based payments plan
Diageo executive share options/awards	185,330	166,376

	732,133	586,515

33.	Events after the reporting date

There are no significant subsequent events, which could have had a material effect on the financial statements of the Company as at 30 June 2016 that have not been adequately provided for or disclosed in the financial statements.

34	Comparatives

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

OTHER NATIONAL DISCLOSURES

VALUE ADDED STATEMENT

for the year ended 30 June 2016

	2016 N’000%		2015 N’000%
Revenue	101,973,030		118,495,882
Bought-in materials and services
- Local	(61,499,334)		(51,202,325)
- Imported	(15,141,929)		(28,255,481)

	25,331,767		39,038,076

Other income	500,517		722,587
Finance income	1,185,141		705,443

Valued added	27,017,425	100	40,466,106	100

Distribution of Value Added:
To Government:
Taxation	(331,355)	(1)	3,000,203	7

To Employees:
Salaries, wages and fringe benefits	12,320,601	46	12,728,213	31

To Providers of Finance:
Finance costs	7,948,005	29	5,577,720	14

Retained in the Business:
For replacement of property, plant and equipment	8,651,575	32	11,215,213	29
For replacement of intangible assets	271,946	1	117,743	—
Proposed dividend	—	—	4,818,842	12
To augment reserve	(1,843,347)	(7)	3,008,172	7

	27,017,425	100	40,466,106	100

FINANCIAL SUMMARY

Income Statement

	2016 N’000	2015 N’000	2014 N’000	2013 N’000
Revenue	101,973,030	118,495,882	109,202,120	122,463,538

Operating profit	4,415,623	15,667,379	16,123,378	20,933,616

Profit before taxation	(2,347,241)	10,795,102	11,681,560	17,008,875

Profit for the year	(2,015,886)	7,794,899	9,573,480	11,863,726

Statement of comprehensive income
Profit after taxation	(2,015,886)	7,794,899	9,573,480	11,863,726
Other comprehensive income, net of tax	172,539	32,115	(77,950)	(83,770)

Comprehensive income for the year	(1,843,347)	7,827,014	9,495,530	11,779,956

Per 50k share data (in kobo)
Basic earnings per share	(134)	518	636	793
Declared dividend per share	320	320	700	800

Statement of Financial Position

	2016 N’000	2015 N’000	2014 N’000	2013 N’000	1 July 12 N’000
Employment of funds
Property, plant and equipment	87,232,984	87,754,074	90,683,405	88,112,852	76,293,851
Intangible assets	1,708,807	942,887	608,138	578,771	679,792
Prepayments	180,818	13,283	171,119	98,768	247,549
Other receivables	—	24,876	25,570	31,611	10,292
Net current liabilities	(19,239,788)	(12,588,832)	(3,408,438)	(19,036,478)	(16,421,354)
Loans and borrowings	(14,034,546)	(12,250,754)	(27,429,985)	(8,796,183)	(8,513,058)
Employee benefits	(1,246,856)	(2,212,922)	(3,028,651)	(2,994,557)	(2,782,809)
Deferred tax liabilities	(12,940,815)	(13,341,236)	(12,559,441)	(11,955,673)	(10,902,749)

Net assets	41,660,605	48,341,376	45,061,717	46,039,111	38,611,514

Funds employed
Share capital	752,944	752,944	752,944	752,944	737,463
Share premium	8,961,346	8,961,346	8,961,346	8,961,346	1,545,787
Share based payment reserve	—	18,582	18,582	18,582	62,308
Retained earnings	31,946,315	38,608,504	35,328,845	36,306,239	36,265,956

Shareholders’ funds	41,660,605	48,341,376	45,061,717	46,039,111	38,611,514

Net assets per share	2,767	3,210	2,992	3,057	2,564

The financial information presented above reflects historical summaries based on International Financial Reporting Standards. Information related to prior periods has not been presented as it is based on a different financial reporting framework (Nigerian GAAP) and is therefore not directly comparable.